SOUTHFIRST BANCSHARES, INC.
EARNINGS RELEASE
For Immediate Release
SOUTHFIRST BANCSHARES, INC. REPORTS EARNINGS FOR THE THREE
MONTH AND SIX MONTH PERIODS ENDED MARCH 31, 2006
April 18, 2006, Sylacauga, Alabama (OTCBB Symbol: “SZBI”). SouthFirst Bancshares, Inc. (the “Company ”), today announced earnings of $228,919 for the three months ended March 31, 2006, representing an increase in earnings of $738,746, when compared to the same period during fiscal year 2005. Further, basic earnings (loss) per common share for the three-month period ended March 31, 2006, based on 708,844 shares outstanding on such date, and for the three-month period ended March 31, 2005, based on 709,406 shares outstanding on such date (as if such shares were outstanding for the entire period), was $0.32 and ($0.72), respectively.
The Company also announced earnings of $253,367 for the six months ended March 31, 2006, representing an increase in earnings of $641,017, when compared to the same period during fiscal year 2005. Further, basic earnings (loss) per common share for the six-month period ended March 31, 2006, based on 708,865 shares outstanding on such date, and for the six-month period ended March 31, 2005, based on 709,406 shares outstanding on such date (as if such shares were outstanding for the entire period), was $0.36 and ($0.55), respectively.
Sandra H. Stephens, Chief Executive Officer, commented that “although the net interest margin decreased due to an increase in interest rates, the Company increased its earnings through increased production in prime-based loans, an increase in non-interest income and a decrease in compensation and benefits and legal fees.” Ms. Stephens noted that the Company sold real estate that had been held by the Company in Hoover, AL which reflects an after tax profit of approximately $119,000, or $0.17 per share.
SouthFirst Bancshares, Inc. is a thrift holding company that owns all of the outstanding shares of stock of SouthFirst Bank, formerly known as First Federal of the South.
Please contact Sandra H. Stephens, Chief Executive Officer, at (256) 245-4365 with any questions or requests for additional information.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in the release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company’s financial performance and could cause actual results for 2006 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.